Exhibit 10.7
TERMINATION AGREEMENT
(AIRCRAFT LEASE AGREEMENT)
THIS TERMINATION AGREEMENT (the “Termination Agreement”) is made and entered into effective as of the 31st day of October, 2007, between Capitaline Advisors, LLC a South Dakota limited liability company, with its principal office in Brookings, South Dakota (“Lessor”); and US BioEnergy Corporation, a South Dakota corporation, with its principal office in Inver Grove Heights, Minnesota, (“Lessee”).
     A. Lessor and Lessee are parties to that certain Aircraft Lease Agreement, dated January 1, 2007 (the “Aircraft Lease Agreement”), pursuant to which Lessor leased to Lessee on an hourly basis that certain Beechcraft King Air B200 Manufacturer’s Serial Number BB-1711, Federal Aviation Administration (“FAA”) Registration Mark N44KA, and the appliances, communications equipment, accessories, instruments and other items of equipment installed thereon (the “Aircraft’) to Lessee, and Lessee leased the Aircraft from Lessor on such hourly basis; and
     B. The parties have mutually agreed to terminate the Aircraft Lease Agreement in accordance with the terms and conditions set forth below.
     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. The Aircraft Lease Agreement is terminated effective October 31, 2007 (the “Termination Date”), and all obligations of Lessor to Lessee and all rights and obligations of Lessee as to the Aircraft pursuant to the Aircraft Lease Agreement shall immediately cease and terminate; provided that the following provisions of the Aircraft Lease Agreement shall survive the Termination Date: (a) Paragraph 4.a., with respect to Lessee’s obligation to remove any liens place on the Aircraft as a result of Lessee’s actions or inactions under the Aircraft Lease Agreement; (b) Paragraph 5, with respect to any actions or inactions of Lessee in connection with the registration of the Aircraft; (c) Paragraph 6, with respect to the obligations of either party to be responsible for or reimburse the other party for costs or expenses in connection with maintenance, repairs and inspections of the Aircraft., and the rights and obligations of the parties with respect to the Aircraft Documents; and (d) Paragraphs 8.b. and 8.c..
     2. Lessee shall remain liable to the Lessor for any arrears in Rent or other amounts due under the Aircraft Lease Agreement with respect to events or circumstances arising under the Aircraft Lease Agreement or in connection with Lessee’s lease and use of the Aircraft, in each case prior to the Termination Date.
     In Witness Whereof, the parties have executed this Termination Agreement as of the date first set forth above.

Lessor:		Lessee

Capitaline Advisors, LLC		US BioEnergy Corporation

By:	/s/ Steve Myers	By:	/s/ Gregory S. Schlicht

Title:	President	Title:	VP, General Counsel and Corporate Secretary